Exhibit 99.1

TSX-V: MAI	NEWS RELEASE	NASD-OTCBB: MNEAF

MINERA ANDES JOINT VENTURE ARRANGES IN-HOUSE FINANCING ON SAN JOSE PROJECT

SPOKANE, WASHINGTON – November 20, 2006 – Minera Andes Inc. (TSX-V: MAI and US OTC: MNEAF) is pleased to announce that Minera Santa Cruz S.A. (“MSC”), a company owned 49% by Minera Andes and 51% by Hochschild Mining PLC. (“Hochschild”)(London Stock Exchange, LSE: HOC), is finalizing the terms and conditions of an offer letter with our venture partner whereby Hochschild’s subsidiary, Lorenzon Limited (“Lorenzon”) will provide the remaining financing to complete construction of the San José project. This facility to MSC will provide a project finance loan of up to US$55 million for completion of mine construction at the San José silver/gold project in Argentina scheduled for production late in the first half of 2007.

Hochschild recently completed an initial public offering on the London stock exchange and in the process has raised gross proceeds of approximately £275 million (US$523 million; C$590 million). The project finance loan with Lorenzon is in lieu of the bank financing with Macquarie Bank Limited previously announced on August 17, 2006 (see news release 06-15).

A loan with our operating partner Hochschild will provide several benefits to the joint venture. The loan will be repaid only from MSC cash flow eliminating the need for typical bank required hedging of the gold and silver production. In addition, the project loan will not require the shareholders of MSC to pledge their shares and events of default are essentially limited to events outside of the control of MSC. The project loan is unsecured except for a security interest over Minera Andes’s right to payments from MSC and a charge over MSC’s accounts and money desposited therein.

The debt facility of up to US$55 million to be provided by Lorenzon is subject, among other things, to documentation, and fulfillment of conditions precedent. It is anticipated that the project finance loan will be available for drawdown in the 4th quarter of 2006. The project finance loan will be repaid only from funds generated by MSC and not from any other resources of the partners. The commercial terms of the loan and fees are substantially the same as the previously announced Macquarie project financing.

While the final documentation is being completed on the $55 million facility with Lorenzon, MSC has accepted an offer letter for a bridge loan on the project loan facility for US$20 million. This bridge financing will be used to fund costs of construction and development work with respect to establishing a mine at the San José project on an interim basis. The bridge loan will be consolidated into the larger project finance loan described above. The term of the bridge facility is for 120 days and the interest rate is 120 day LIBOR + 2.5%.

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Allen Ambrose, president of Minera Andes, said: “The bridge loan facility allows construction of the mine to proceed on schedule while the larger project loan documentation is completed. This will assist in bringing the project to completion on the current timetable.”

Approximately $10.2 million of the bridge facility of US$20 million has been advanced to MSC and the remainder of $9.8 million is subject to completion of documentation and fulfillment of certain conditions precedent with Hochschild. It is anticipated that the early drawdown of funds will be available before the end of this month.

Minera Andes is a gold, silver and copper exploration company working in Argentina. Minera Andes holds about 500,000 acres of mineral exploration land in Argentina, including the co-owned San José/Huevos Verdes gold/silver project now under construction for production and cash flow in 2007. Minera Andes is also exploring the Los Azules enriched copper zone in San Juan province, where the final phase of an economic and geologic scoping study is underway. Other exploration properties, primarily gold and silver, are being evaluated in southern Argentina. The Corporation presently has 153,082,116 issued and outstanding shares.

This news is submitted by Allen V. Ambrose, President and Director of Minera Andes Inc.

For further information, please contact: Art Johnson at the Spokane office, or Krister A. Kottmeier, investor relations – Canada, at the Vancouver office. Visit our Web site: www.minandes.com.

Spokane Office	Vancouver Office
111 East Magnesium Rd., Suite A	410 – 744 West Hastings St.
Spokane, WA 99208 USA	Vancouver, B.C. V6C 1A5
Phone: (509) 921-7322	Phone: (604) 689-7017; 877-689-7018
E-mail: info@minandes.com	E-mail: ircanada@minandes.com

FORWARD-LOOKING STATEMENT— Although Minera Andes believes many of its properties have promising potential, its properties are in the early stages of exploration. None have yet been shown to contain proven or probable mineral reserves. There can be no assurance that such reserves will be identified on any property, or that, if identified, mineralization may be economically extracted. There can be no assurance that the San Jose/Huevos Verdes gold/silver project will be found to be economically feasible or that a mine will successfully be constructed. In addition, Minera Andes’ joint venture partner, Mauricio Hochschild & Cia. Ltda., does not accept responsibility for the use of project data or the adequacy or accuracy of this release.

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

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